UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES AND EXCHANGE ACT OF 1934

October 3, 2006

Date of Report (Date of earliest event reported)

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-28782	93-0979187
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

157 Technology Drive Irvine, California	92618
(Address of principal executive offices)	(Zip Code)

(949) 788-6700

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation Under an Off-Balance Sheet Arrangement.

On October 3, 2006, Spectrum Pharmaceuticals, Inc. (the “Company”) announced positive data from a Phase 2 trial with ozarelix conducted in Europe in collaboration with its partner AEterna Zentaris, Inc. (“AEterna”). Pursuant to the terms of the License and Collaboration Agreement by and between the Company and Zentaris GmbH (“Zentaris”), a one hundred percent (100%) owned entity of AEterna, dated August 12, 2004 (“Agreement”), the Company is obligated to make a milestone payment to Zentaris of one million Euros upon the completion of the first Phase II study with ozarelix as that event is defined in the Agreement. Under the Agreement, milestone payments are payable within thirty (30) days after the Company’s receipt of an invoice issued by Zentaris for such milestone payment.

Under the Agreement, the Company acquired an exclusive license to develop and commercialize in North America (including Canada and Mexico) and India for all potential indications, ozarelix, a fourth generation LHRH (Luteinizing Hormone Releasing Hormone) antagonist. Zentaris retains exclusive development and commercialization rights to the rest of world, but will share with the Company fifty percent of any upfront and milestone payments, royalties and/or profits from potential sales, if any, in Japan. The Company paid Zentaris an upfront payment in cash and shares of common stock, and will be obligated to make future payments contingent upon the successful achievement of certain development and regulatory milestones. In addition, the Company will pay royalties on potential net sales, if any, after marketing approval is obtained from regulatory authorities.

A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibits:	Description of Document
99.1	Press Release dated October 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 10, 2006	SPECTRUM PHARMACEUTICALS, INC.

	By:	/s/ Rajesh C. Shrotriya, M.D.
	Name:	Rajesh C. Shrotriya, M.D.
	Title:	CEO and President

EXHIBIT INDEX

Exhibits:	Description of Document
99.1	Press Release dated October 3, 2006.